Exhibit 10.63

AMENDMENT TO WARRANT

This agreement (the “Amendment Agreement”) is made and entered into as of November 2, 2017 by and between Omagine, Inc., a Delaware corporation (the “Corporation”) and Jeffrey A. Grossman (the “Holder”). This Amendment Agreement is an amendment to that certain Warrant between the Corporation and the Holder dated April 13, 2017 (the “Warrant”). The Warrant is incorporated into this Amendment Agreement by reference thereto. Capitalized terms used in this Amendment Agreement and not otherwise defined herein shall have the meaning given to them in the Warrant.

Pursuant to Section 11 of the Warrant, the Corporation and the Holder hereby consent to the following amendments to the Warrant:

1.	Section 1.5 of the Warrant is hereby replaced in its entirety to read as follows:

“Exercise Price” means, per share of Common Stock, fifty cents ($0.50).

2.	Section 1.6 of the Warrant is hereby replaced in its entirety to read as follows:

“Expiration Date” means June 30, 2018.

3.	There is a typographical error in Section 2 of the Warrant where two sub-sections are numbered as Sections 2.2. The second such sub-Section is hereby changed to Section 2.3 and the wording of such Section 2.3 along with the wording of Sub-Sections 2.1 and 2.2 are not amended in any way and remain as originally drafted in the Warrant. The opening paragraph of Section 2 of the Warrant is hereby replaced in its entirety to read as follows:

Exercise of Warrant. At any time before the Expiration Date, the Holder may exercise the purchase rights represented by this Warrant, in whole or in part, by surrendering this Warrant (with a duly executed subscription certificate substantially in the form attached hereto) at the Corporation’s principal office in New York City, New York, and by either: (i) paying the Exercise Price in cash to the Corporation, or (ii) electing to pay the Exercise Price via the cashless exercise feature of this Warrant as follows: by delivering an Exercise Notice and in lieu of making payment for the aggregate Warrant exercise price in cash or wire transfer, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (the “Cashless Exercise”):

Net Number = (A x B) – (A x C)

B

For purposes of the foregoing formula:

A =	the number of shares of Common Stock with respect to which the Warrant is being exercised.

B =	the closing price of the Common Stock on the Trading Day immediately preceding the relevant exercise date of the Warrant.

C =	the Exercise Price.

Neither the Warrant nor this Amendment Agreement may be altered, amended or modified in any way except by a written instrument signed by the Corporation and the Holder.

IN WITNESS WHEREOF, the Corporation and the Holder have executed this Amendment Agreement as of the date first above written.

Omagine, Inc.		Holder

By:	/s/ Charles P. Kuczynski	By:	/s/ Jeffrey A. Grossman
	Charles P. Kuczynski		Jeffrey A. Grossman
Vice President and Secretary